Exhibit 99.1

Summary financial data

The following table summarizes our financial information for each of the three fiscal years in the three-year period ended September 27, 2014, which is derived from our consolidated financial statements. The summary financial information as of and for the three fiscal years in the three-year period ended September 27, 2014 has been derived from our audited financial statements. The financial statement data should be read in conjunction with our financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended September 27, 2014.

	Fiscal year
(dollars in thousands)	2012	2013	2014

Statement of Operations Data:
Net sales	$2,469,536	$2,610,311	$2,648,385
Cost of sales	1,724,232	1,826,561	1,850,809

Gross profit	745,304	783,750	797,576
Research and development	116,403	134,652	139,462
Selling, general and administrative	385,051	396,636	403,487
Interest	34,312	26,962	12,513
Goodwill impairment	—	38,200	—
Restructuring	—	14,075	12,913
Other	697	8,219	10,278

Earnings before income taxes	208,841	165,006	218,923
Income taxes	56,379	44,509	60,725

Net earnings	$152,462	$120,497	$158,198

Balance Sheet Data:
Cash and cash equivalents	$148,841	$157,090	$231,292
Working capital(1)	885,032	924,145	941,260
Total assets	3,105,907	3,237,095	3,208,452
Total debt	764,622	709,157	874,036
Shareholders’ equity	1,304,790	1,535,765	1,347,415

Other Data:
Net cash provided by operating activities	$214,340	$251,277	$287,102
Net cash used by investing activities	(215,573)	(173,398)	(86,895)
Net cash provided (used) by financing activities	37,422	(72,088)	(118,405)
Depreciation and amortization	100,816	108,073	109,259
Capital expenditures	107,030	93,174	78,771
12-month backlog(2)	1,279,307	1,296,371	1,339,959
Free cash flow(3)	107,310	158,103	208,331
Percentage of free cash flow conversion(3)	70%	131%	132%
EBITDA(4)	343,969	300,041	340,695
Adjusted EBITDA(4)	349,550	364,960	372,807

Pro Forma Financial Data(5):
Total debt			$878,536
Secured debt			$624,725
Ratio of total debt to Adjusted EBITDA			2.4x
Ratio of secured debt to Adjusted EBITDA			1.7x
Ratio of Adjusted EBITDA to fixed charges(6)			15.3x

(1)	Working capital is current assets minus current liabilities.
(2)	12-month backlog is defined as confirmed orders we believe will be recognized as revenue in the next twelve months.
(3)	We define free cash flow as net cash provided by operating activities less capital expenditures. We define free cash flow conversion as free cash flow divided by net earnings.
(4)	We define EBITDA as net earnings before income taxes, interest and depreciation and amortization. We believe EBITDA is a useful supplement to net earnings in understanding our performance and our ability to meet our future debt service costs and capital expenditure requirements. EBITDA does not represent net earnings as defined by generally accepted accounting principles and is not a measure of performance or liquidity under generally accepted accounting principles. Accordingly, EBITDA should not be construed as an alternative to net earnings, net cash provided by operating activities or other measures as determined in accordance with generally accepted accounting principles as a measure of our performance or liquidity. Our definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA for the periods presented as EBITDA before goodwill impairment, restructuring charges, non-cash expense for equity-based awards to our directors, officers and key employees, loss on a business divestiture, premium paid to call our senior subordinated notes, earnings or write downs attributed to equity investments and income recorded for acquisition-related earnout adjustments.

However, Adjusted EBITDA does not represent income or net cash provided by operating activities as defined by GAAP. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Accordingly, Adjusted EBITDA should not be construed as alternatives to net cash provided by operating activities, net earnings or other measures as determined in accordance with GAAP as an indication of our operating performance or as a measure of our liquidity. Moreover, Adjusted EBITDA and EBITDA do not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies.

Set forth below is our calculation of EBITDA and Adjusted EBITDA:

	Fiscal year
(dollars in thousands)	2012	2013	2014
Net earnings	$152,462	$120,497	$158,198
Income taxes	56,379	44,509	60,725
Interest	34,312	26,962	12,513
Depreciation and amortization	100,816	108,073	109,259

EBITDA	$343,969	$300,041	$340,695

Adjustments:
Goodwill impairment	—	38,200	—
Restructuring	—	14,075	12,913
Equity-based compensation(a)	6,226	6,620	7,189
Loss on business divestiture(b)	—	6,792	—
Redemption of Sr. Sub. Notes(c)	—	—	8,002
Investment (earnings) loss(d)	—	2,600	5,593
Earnout adjustments(e)	(645)	(3,368)	(1,585)

Total adjustments	$5,581	$64,919	$32,112

Adjusted EBITDA	$349,550	$364,960	$372,807

(a)	We have equity-based compensation plans that authorize the issuance of equity-based awards for shares of Class A common stock to directors, officers and key employees. Expense is based on share-based payment awards that are ultimately expected to vest.
(b)	In the third quarter of 2013, we incurred a loss on the sale of the Buffalo, New York Ethox Medical operations.
(c)	In the first quarter of 2014, we repurchased our 7 ¼% senior subordinated notes due on January 15, 2018. In doing so, we incurred a 3.625% call premium.
(d)	Write downs related to value of minor equity adjustments primarily attributable to our Industrial segment.
(e)	We recorded income from earnout adjustments. These adjustments resulted from updated sales projections of acquisitions which reduced the maximum payout amount attributable to our Aircraft Controls, Space & Defense Controls and Components segments.

(5)	Gives effect to the Offering(as defined below) and the application of the net proceeds therefrom, as if each had occurred as of September 27, 2014.
(6)	For the relevant period, consolidated fixed charges consists solely of interest expense of $24.3 million.

Additional historical summary financial data

The following table summarizes our financial information for each of the three fiscal years in the three-year period ended October 1, 2011, which is derived from our consolidated financial statements. See footnotes in “Summary financial data” for discussions of the metrics that appear under this heading.

	Fiscal Year
(dollars in thousands)	2009	2010	2011

Statement of Operations Data:
Net sales	$1,848,918	$2,114,252	$2,330,680
Net earnings	85,045	108,094	136,021

Balance Sheet Data:
Total debt	833,086	764,716	725,447

Other Data:
12-month backlog	1,097,760	1,181,303	1,324,809
Free cash flow(1)	36,204	129,307	112,495
Percentage of free cash flow conversion	43%	120%	83%
EBITDA(2)	226,266	279,394	315,778
Adjusted EBITDA(2)	238,854	289,964	321,896
Ratio of total debt to Adjusted EBITDA	3.5x	2.6x	2.3x

(1)	Consists of cash flow from operations of $117,892, $195,256 and $196,190 for fiscal years 2009, 2010 and 2011, respectively, less capital expenditures of $81,688, $65,949 and $83,695 for fiscal years 2009, 2010 and 2011, respectively.
(2)	Set forth below is our calculation of EBITDA and Adjusted EBITDA:

	Fiscal Year
(dollars in thousands)	2009	2010	2011
Net earnings	$85,045	$108,094	$136,021
Income taxes	25,516	41,342	47,764
Interest	39,321	38,742	35,666
Depreciation and amortization	76,384	91,216	96,327

EBITDA	$226,266	$279,394	$315,778

Adjustments:
Goodwill impairment	—	—	—
Restructuring	15,067	5,125	751
Equity-based compensation(a)	5,682	5,445	6,952
Loss on business divestiture	—	—	—
Redemption of Sr. Sub. Notes(b)	(1,444)	—	—
Investment (earnings) loss(c)	(6,717)	—	—
Earnout adjustments(d)	—	—	(1,585)

Total adjustments	$12,588	$10,570	$6,118

Adjusted EBITDA	$238,854	$289,964	$321,896

(a)	We have equity based compensation plans that authorize the issuance of equity-based awards for shares of Class A common stock to directors, officers and key employees. Expense is based on share-based payment awards that are ultimately expected to vest.
(b)	In 2009, we repurchased $13.0 million of our 6 1⁄4% senior subordinated notes due on January 15, 2015 and $8.4 million of our 7 1⁄4% senior subordinated notes due on January 15, 2018. In doing so, we recognized a gain of $1.4 million.
(c)	Earnings related to an equity investment primarily attributable to our Industrial segment.
(d)	We recorded income from earnout adjustments. These adjustments resulted from updated sales projections of acquisitions which reduced the maximum amount primarily attributable to our Space & Defense Controls segment.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 27, 2014 (i) on an actual basis and (ii) as adjusted to give effect to the Company’s previously announced proposed offering of $250.0 million of senior notes offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Offering”), including application of the net proceeds therefrom.

	As of September 27, 2014
(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents	$231,292	$231,292

Total debt (including current maturities):
Senior bank credit facility due 2019(1)	$765,000	$519,500
Other senior debt	109,036	109,036
New senior notes due 2022	—	250,000

Total debt	874,036	878,536

Total shareholders’ equity	1,347,415	1,347,415

Total capitalization	$2,221,451	$2,225,951

(1)	On May 22, 2014, the senior bank credit facility final maturity was extended to May 22, 2019. Assuming that the closing of the Offering and the application of the estimated net proceeds therefrom had occurred on September 27, 2014, we would have had $566.2 million of availability under our senior bank credit facility (after deducting approximately $14.3 million of letters of credit outstanding) as of such date.

As of September 27, 2014, after giving effect to the Offering and the application of the net proceeds therefrom, we would have had total debt of $878.5 million (of which approximately $624.7 million would be secured), we would have had $566.2 million available for borrowing under our senior bank credit facility (after deducting approximately $14.3 million of letters of credit outstanding).

Other Financial Information

In fiscal 2014, 24% of our sales came from our European operations, 6% from our Asian operations, and the balance were generated from the Americas, predominantly the United States. Furthermore, we have maintained our balanced geographic presence as we have grown over the past ten years. In fiscal 2004, for example, our U.S. operations accounted for 57% of our total sales of $939 million, as compared with 60% of our fiscal 2009 sales of $1,849 million, and 59% of our fiscal 2014 sales of $2,648 million. Our remaining sales have come from a number of key international markets, including Germany, the United Kingdom, Japan and China.

On August 13, 2014, we announced that our Board of Directors has amended our previously announced share repurchase program to include an additional 5,000,000 shares. The program, originally authorized on January 24, 2014, included the authorization to repurchase an aggregate of 4,000,000 shares of its Class A and Class B common stock at management’s discretion. Under the program, 4,868,274 shares have been purchased as of November 10, 2014 for an aggregate purchase price of approximately $332.5 million. After giving effect to the increase in authority, we will be able to acquire an aggregate of 4,131,726 additional shares of its Class A and Class B common stock at management’s discretion. The transactions will be made in accordance with rules and regulations of the U.S. Securities and Exchange Commission and other rules that govern such purchases.

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